Exhibit 99.1

CorMedix Inc. Announces FDA Grant of Rolling Review of Neutrolin®

New Drug Application

Berkeley Heights, NJ — February 3, 2020 — CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that the US Food and Drug Administration has granted the request for a rolling review of the New Drug Application (NDA) for Neutrolin® for the prevention of catheter-related blood stream infections (CRBSIs) in hemodialysis patients. Neutrolin has received Fast Track Designation from FDA and the Company confirmed with FDA in a pre-NDA meeting that it was eligible to request a rolling review. A rolling submission of the NDA is designed to expedite the review process for products being developed to address an unmet medical need. CorMedix remains on schedule for a potential NDA approval during the second half of 2020.

Khoso Baluch, CorMedix Chief Executive Officer commented, “We are very proud of the achievement by the CorMedix Team of reaching this significant milestone for Neutrolin. We are also grateful to FDA for its continuing cooperation, as we work diligently to secure regulatory approval of Neutrolin in the US to prevent life-threatening CRBSIs in hemodialysis patients.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. The Company completed a Phase 3 clinical trial of Neutrolin in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. CRBSIs cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has Fast Track designation from FDA, which provides the potential for priority review of a marketing application, and Qualified Infectious Disease Product designation, which allows for 5 additional years of marketing exclusivity when approved for commercial distribution by FDA. Neutrolin is CE Marked and commercially distributed as a medical device in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Neutrolin in adult hemodialysis; risks related to the timing of and our ability to obtain FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746